Exhibit 5.1

March 12, 2014

Oi S.A.

Rua do Lavradio, nº 71, 2º andar, Centro

Rio de Janeiro, RJ

Federative Republic of Brazil

Ladies and Gentlemen:

1. We are qualified to practice law in the Federative Republic of Brazil (“Brazil”) and have acted as special Brazilian counsel to Oi S.A., a sociedade por ações incorporated under the laws of Brazil (“Company”), in connection with the filing by the Company of a registration statement on Form F-3 (“Registration Statement”) with the Securities and Exchange Commission (“Commission”) relating to the Company’s registration of Common Shares (“Common Shares”), Preferred Shares (“Preferred Shares” and together with Common Shares, “Shares”) and American Depositary Shares, each of which representing one Common Share or one Preferred Share (“ADS”), as set forth in the prospectus contained in the Registration Statement and the related prospectus supplement being filed on the date hereof (“Prospectus Supplement”).

2. For the purposes of giving this opinion we have examined and relied upon originals or certified, conformed or reproduction copies of by-laws and such other documents, corporate books and registers, contracts and certificates of officers of the Company, furnished to us by the Company, as we have deemed necessary or appropriate to enable us to render this opinion.

3. We have not made any investigation of the laws of any jurisdiction outside Brazil and this opinion is given solely in respect of the laws of Brazil at the date hereof and not in respect of any other law. In particular, we have made no independent investigation of the laws of the State of New York and do not express or imply any opinion on such laws.

4. In giving this opinion, we have made the following assumptions:

(i) that all documents submitted to us in draft form or as facsimile or copy or specimen documents conform to their originals;

(ii) that all documents submitted to us as originals are authentic; and

(iii) that the signatures on the originals, certified copies or copies of all documents submitted to us are genuine.

As to factual matters, we have relied upon the documents and oral or written information of the Company provided to us by officers of the Issuer on behalf of the Issuer.

5. Based on the above assumptions and subject to the reservations, qualifications and explanations set forth below, we are of the opinion that:

(i) the Company is duly organized and validly existing as a corporation (sociedade por ações) and in good standing under the laws of Brazil; and

(ii) the Common Shares and Preferred Shares, including the Common Shares and Preferred Shares underlying ADS, to be issued and sold by the Company when duly authorized, issued, paid for and delivered in accordance with the applicable underwriting and placement agreement, will be validly authorized, issued, fully paid and non-assessable, free and clear of all security interests, claims, liens or other encumbrances.

RIO DE JANEIRO Av. Almirante Barroso, 52 – 33º andar | 20031-000 | t. + 55 21 3824-5757 | f. + 55 21 3824-5740

SÃO PAULO Av. Pres. Juscelino Kubitschek, 1455 - 10º andar | 04543-011 | t. +55 11 2179 5300 | f. +55 11 2179 5211

BRASÍLIA Setor Comercial Sul, Qd. 1, Bl. F, Ed. Camargo Correa – 7º andar | 70397-900 | t. +55 61 3218-0300 | f. +55 61 3218-0315

6. This opinion is being furnished to you solely for your benefit in connection with the filing of the Registration Statement and is not to be used, circulated, quoted, relied upon or otherwise referred to for any other purpose without the express written permission of the undersigned.

7. This opinion is limited to the matters expressly stated herein and does not extend to, and is not to be read as extended by implication to, any other matter in connection with the Registration Statement or the documents related thereto.

8. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, and to the use of our name under the captions “Legal Matters” and “Service of Process and Enforcement of Judgments” in the Registration Statement. In giving this consent, we do not thereby concede that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the general rules and regulations promulgated thereunder.

9. This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind including any change of law or fact that may occur after the date of this opinion letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this opinion letter. Accordingly, you should seek advice of your counsel as to the proper application of this opinion letter at such time.

10. This opinion will be governed by and construed in accordance with the laws of Brazil in effect on the date hereof.

Sincerely yours,

/s/ Fabíola Augusta de Oliveira Bello Cavalcanti	/s/ Rafael Padilha Calábria

Barbosa, Müssnich & Aragão—Advogados

RIO DE JANEIRO Av. Almirante Barroso, 52 – 33º andar | 20031-000 | t. + 55 21 3824-5757 | f. + 55 21 3824-5740

SÃO PAULO Av. Pres. Juscelino Kubitschek, 1455 - 10º andar | 04543-011 | t. +55 11 2179 5300 | f. +55 11 2179 5211

BRASÍLIA Setor Comercial Sul, Qd. 1, Bl. F, Ed. Camargo Correa – 7º andar | 70397-900 | t. +55 61 3218-0300 | f. +55 61 3218-0315